Exhibit 12.1

MACK-CALI REALTY CORPORATION

CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(DOLLAR AMOUNTS IN THOUSANDS)

Mack-Cali Realty Corporation’s ratios of earnings to fixed charges for the Nine months ended September 30, 2008 and for each of the five years ended December 31, 2007 were as follows:

	Nine Months Ended September 30,	For the Year Ended December 31,
	2008	2007	2006	2005	2004	2003
EARNINGS:
ADD:
Income from continuing operations before minority interest and equity in earnings from unconsolidated joint ventures	$70,360	$94,530	$110,138	$92,051	$107,277	$154,616

Fixed charges (see calculation below)	99,847	132,609	142,648	128,966	129,854	139,603

Distributed income of unconsolidated joint ventures	3,841	1,875	2,302	—	1,411	11,405

SUBTRACT:
Capitalized interest	(4,709)	(5,101)	(6,058)	(5,518)	(3,920)	(7,285)

Preferred security dividend requirements of consolidated subsidiaries	—	—	—	(3,909)	(15,636)	(15,668)

TOTAL EARNINGS:	$169,399	$223,913	$249,030	$211,590	$218,986	$282,671

FIXED CHARGES:

Interest expense (includes amortization of deferred financing costs)	$94,963	$127,287	$136,357	$119,337	$110,104	$116,311

Capitalized interest	4,709	5,101	6,058	5,518	3,920	7,285

Interest portion (33 percent) of ground rents on land leases	175	221	233	202	194	339

Preferred security dividend requirements of consolidated subsidiaries	—	—	—	3,909	15,636	15,668

TOTAL FIXED CHARGES:	$99,847	$132,609	$142,648	$128,966	$129,854	$139,603

RATIO OF EARNINGS TO FIXED CHARGES:	1.7	1.7	1.7	1.6	1.7	2.0

MACK-CALI REALTY, L.P.

CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES

 (DOLLAR AMOUNTS IN THOUSANDS)

Mack-Cali Realty, L.P.’s ratios of earnings to fixed charges for the nine months ended September 30, 2008 and for each of the five years ended December 31, 2007 were as follows:

	Nine Months Ended September 30,	For the Year Ended December 31,
	2008	2007	2006	2005	2004	2003
EARNINGS:

ADD:

Income from continuing operations before minority interest and equity in earnings from unconsolidated joint ventures	$70,360	$94,530	$110,138	$92,051	$107,277	$154,616

Fixed charges (see calculation below)	99,847	132,609	142,648	125,057	119,218	123,935

Distributed income of unconsolidated joint ventures	3,841	1,875	2,302	—	1,411	11,405

SUBTRACT:

Capitalized interest	(4,709)	(5,101)	(6,058)	(5,518)	(3,920)	(7,285)

TOTAL EARNINGS:	$169,339	$223,913	$249,030	$211,590	$218,986	$282,671

FIXED CHARGES:

Interest expense (includes amortization of deferred financing costs)	$94,963	$127,287	$136,357	$119,337	$110,104	$116,311

Capitalized interest	4,709	5,101	6,058	5,518	3,920	7,285

Interest portion (33 percent) of ground rents on land leases	175	221	233	202	194	339

TOTAL FIXED CHARGES:	$99,847	$132,609	$142,648	$125,057	$114,218	$123,935

RATIO OF EARNINGS TO FIXED CHARGES:	1.7	1.7	1.7	1.7	1.9	2.3